Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

ALGORHYTHM HOLDINGS, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered(1)	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common stock, par value $0.01 per share	457	(c)	11,229,346	$2.61	(1), (2)	$29,308,593	.0001381	$4,047.52
Total Offering Amounts							$29,308,593		$4,047.52
Total Fees Previously Paid									—
Total Fee Offsets									—
Net Fee Due									$4,047.52

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued as a result of stock splits, stock dividends or similar transactions.
(2)	Estimated in accordance with Rule 457(c) solely for purposes of calculating the registration fee. The maximum price per security and the maximum aggregate offering price are based on the average of the high ($2.665) and low ($2.5489) sale price of a share of common stock as reported on The Nasdaq Capital Market on September 29, 2025, which date is within five business days prior to filing this registration statement.